April 18, 2025

Athene Annuity and Life Company
7700 Mills Civic Parkway
West Des Moines, IA 50266

Re:    Registration Statements on Form N-4 for Clarity VA and Clarity 2+2 VA issued through Athene Variable Annuity Account A (File No. 811-08325) and Registration Statements on Form N-6 for Clarity Survivorship VUL, Clarity VUL, VUL-DB (aka Clarity Advantage VUL), and Clarity Duo VUL issued through Athene Variable Life Account A (File No. 811-08781)

Ladies and Gentlemen:

I am the Senior Vice President, Senior Counsel and Corporate Secretary for Athene Annuity and Life Company (the “Company”), which serves as depositor of Athene Variable Annuity Account A and Athene Variable Life Account A (the “Separate Accounts”). In that capacity, I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statements (the “Registration Statements”) on Forms N-4 and N-6 for the above-referenced variable annuity contracts and variable universal life insurance policies (the “Contracts”) issued by the Company through the Separate Accounts.

I have examined such corporate records of the Company and the Separate Accounts, and provisions of state law, as are relevant to the authorization and issuance of the Contracts and such other documents and records as I considered appropriate.

For purposes of this opinion letter, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. With respect to any instrument or agreement executed or to be executed by any party other than the Company, I have also assumed, to the extent relevant to the opinions set forth herein, that (i) such party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization, (ii) such party has full right, power and authority to execute, deliver, and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed, and delivered by such party, and (iii) such instrument or agreement is a valid, binding and enforceable agreement or obligation, as the case may be, of such party.

On the basis of the foregoing, it is my opinion that:

1.    The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Iowa and is duly authorized to issue and sell annuity and life insurance contracts.

2.    Each Separate Account is a duly authorized and validly existing separate account of the Company pursuant to the laws of the State of Iowa, and that assets allocated to a Separate Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

3.    The Contracts have been duly authorized by the Company.

4.    The Contracts and interests therein, when issued in accordance with applicable regulatory approvals and as contemplated by the applicable Registration Statement, constitute valid, legally issued, and binding obligations of the Company in accordance with the terms of the Contract.

The opinions above are qualified to the extent that the enforcement of the obligations under the Contracts may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

The opinions set forth herein are given as of the date hereof, and I undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if I become aware of any fact or other circumstance that changes or may change any opinion set forth herein after the date hereof or for any other reason.

I hereby consent to the use of this opinion, or a copy thereof, as an exhibit to the Registration Statements. This consent shall not be deemed an admission that counsel is within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the Securities and Exchange Commission.

Sincerely,

/s/ Blaine Doerrfeld

Blaine Doerrfeld
Senior Vice President, Senior Counsel and Corporate Secretary